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                                                                    EXHIBIT 99.1


                             RAMCO-GERSHENSON SELLS
                         HICKORY CORNERS SHOPPING CENTER
                           IN HICKORY, NORTH CAROLINA

Southfield, Mich. - RAMCO-GERSHENSON PROPERTIES TRUST (NYSE:RPT) announced today that it has closed on the sale of Hickory Corners, a 178,000 square foot community shopping center located in Hickory, North Carolina. The shopping center was sold for approximately $10.7 million, which represents a capitalization rate of 9.9%.

"We purchased Hickory Corners in 1997 as part of a portfolio acquisition. Since that time we have increased the value of the property through the addition of an Office Max store and the expansion of the Food Lion Supermarket. Based on the value we have added, the size of the Hickory trade area and the sales capitalization rate achieved, the disposition of this center fit our long term strategy", said Dennis Gershenson, Chief Executive Officer. "The proceeds will ultimately be redeployed to fund future acquisitions and redevelopments that will produce higher returns for our shareholders."

Ramco-Gershenson Properties Trust has a portfolio of 56 shopping centers totaling approximately 11.2 million square feet of gross leasable area, consisting of 55 community centers, of which nine are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust
(REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere, and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

     FOR FURTHER INFORMATION ON RAMCO-GERSHENSON PROPERTIES TRUST VISIT OUR
                       WEBSITE @ WWW.RAMCO-GERSHENSON.COM

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